Exhibit 99.1

Company Contact John Higgins Chief Financial Officer (650) 843-2800	Investor Relations Ina McGuinness or Bruce Voss Lippert/Heilshorn & Associates (310) 691-7100

jhiggins@connetics.com	imcguinness@lhai.com

Connetics Announces User Fee Not Required for Extina New Drug Application

PALO ALTO, Calif., December 10, 2003 — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that it received notification from the FDA that no user fee is required for the new drug application (NDA) seeking marketing clearance for ExtinaTM (ketoconazole 2%) Foam. In April, Connetics announced positive results from its Phase III clinical trial with Extina versus Nizoral™. Connetics submitted an NDA for Extina in July.

“We are pleased to have this matter resolved,” said Thomas G. Wiggans, President and Chief Executive Officer. “Consistent with our other NDA filings, we did not believe a user fee was due, and it is a positive development to have reached agreement with the FDA on this matter. Considering the time required to resolve the user fee issue, we now anticipate receiving marketing clearance for Extina by the end of 2004.”

About Connetics
 Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about the timing of potential future marketing clearance for Extina. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular,

Connetics faces risks and uncertainties that the FDA may not approve Extina for sale, and that the expected market for Extina may not materialize. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year and Quarterly Report on Form 10-Q for the most recent fiscal quarter.

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